Exhibit 10.10

Acceleration Addendum

This Addendum amends and modifies the terms and conditions applicable to the RSUs issued pursuant to your offer letter dated September 19, 2016 as previously accepted by Participant (the “RSUs”). This Addendum includes certain vesting acceleration provisions that apply to the RSUs. These vesting acceleration provisions shall be considered part of, and shall apply in addition to, the vesting terms set forth in the Grant Notice Vesting Schedule as of the date this Addendum is accepted by Participant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s acceptance of the RSUs or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Grant Notice, and the RSU Agreement. This Addendum forms part of the Grant Notice and should be read in conjunction with the Grant Notice, the RSU Agreement and the Plan.

Acceleration

Notwithstanding anything to the contrary set forth in the Grant Notice, the RSU Agreement or the Plan, the RSUs shall vest such that the Participant will be treated as if the Participant has completed two (2) years of Continuous Service Status (the “Acceleration”) if (i) on or before the second (2nd) anniversary of Participant’s employment start date, and (ii) within ninety (90) days before a Change in Control (as defined below), or one (1) year after a Change in Control, either of the following occurs (either, a “Triggering Termination”):

•	the Company terminates Participant’s employment without Cause (as defined below); or

•	Participant terminates Participant’s employment with the Company for Good Reason (as defined below); and

in either case, Participant complies with the Obligations (as defined below).

Any Acceleration that occurs pursuant to the provisions above shall be effective as of the date Participant’s employment terminates or, if later, the consummation of the Change in Control.

Further, notwithstanding anything stated herein, if Participant’s RSUs are not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with a Change in Control, Participant will be entitled to the Acceleration set forth above, and the Acceleration shall occur effective immediately prior to, and contingent upon, the consummation of the Change in Control, as long as Participant’s service will continue with the acquirer after the consummation of the Change in Control (i.e., the Acceleration will not occur in this case if, prior to or in connection with a Change in Control, Participant is terminated for Cause, or Participant resigns for any reason other than Good Reason, or Participant experiences a Triggering Termination but does not comply with the Obligations).

Definitions

The following definitions apply to the provisions set forth in this Addendum.

“Cause” means any of the following: (a) Participant willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) an act of gross negligence, dishonesty, fraud or misrepresentation made by Participant in connection with Participant’s responsibilities to the Company that is materially injurious to the Company, (c) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company that is materially injurious to the Company; (d) Participant commits a material breach of any written agreement between Participant and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Participant from the Company; (e) Participant’s repeated or material failure to comply with the Company’s written policies or rules; (f) Participant willfully refuses to implement or follow a directive by Participant’s supervisor, directly related to Participant’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Participant from the Company; (g) Participant engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Participant’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to Participant from the Company; (h) Participant’s willful, material violation of any law or regulation applicable to the business of the Company that is materially injurious to the Company; and (i) Participant conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in loss, damage or injury to the property, reputation, or employees, consultants, Board members or stockholders of the Company. For purposes of clarity, all references herein to the Company include references to any successor to the Company and any affiliate or subsidiary to the Company or any such successor, and a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability.

“Change in Control” means a Triggering Event; provided, a transaction will not be considered a Change in Control unless the transaction also qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

“Good Reason” means Participant’s resignation due to any of the following conditions which occur without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (a) a material reduction in Participant’s duties, authority or responsibilities relative to Participant’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided that a mere change of title alone shall not constitute such a material reduction; (b) a requirement that Participant changes Participant’s principal office to a facility that increases Participant’s one-way commute by more than forty (40) miles from Participant’s commute to the location at which Participant is employed immediately prior to such change, or (c) Participant’s then current annual base salary is reduced by more than ten percent (10%) (other than in connection with a general decrease in the salary of similarly situated employees or, following a Change in Control, to the extent necessary to make Participant’s salary commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with Participant following such Change in Control. In order for Participant to resign for Good Reason, Participant must provide written notice to the Company (or its successor) of the existence of the Good Reason condition within thirty (30) days of the initial existence of the Good Reason condition. Upon receipt of the notice, the Company (or its successor) will have thirty (30) days to remedy the Good Reason condition and not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30)-day cure period.

“Triggering Event” means: (a) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (I) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (II) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (III) an Excluded Entity (as defined in subsection (b) below); or (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”). Notwithstanding anything stated herein, a transaction shall not constitute a “Triggering Event” if its sole purpose is to change the state of the Company’s incorporation, or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction. For clarity, the term “Triggering Event” as defined herein shall not include stock sale transactions whether by the Company or by the holders of capital stock.

“Obligations” mean (a) Participant has returned all Company property in Participant’s possession within ten (10) days following Participant’s termination, and (b) Participant has executed a full and complete general release of all claims that Participant may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the thirtieth (30th) day after Participant’s termination.

[signature page to follow]

IN WITNESS WHEREOF, the parties to this Addendum have duly executed it as of the date(s) set forth below.

THE COMPANY:

PINTEREST, INC.

/s/ Christine Flores
By:	Christine Flores
Its:	General Counsel and Secretary

Date:	12/20/2017

PARTICIPANT:

/s/ Todd Morgenfeld
Name:	Todd Morgenfeld

Date:	12/20/2017

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